ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

uKarma Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors and Majority Shareholders do hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock as described more fully in Exhibit A, which is attached hereto and incorporated herein in its entirety.

3. Effective date of filing: (optional) August 13, 2010

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

EXHIBIT A

The Board of Directors and Majority Shareholders do hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock as follows:

1.           Definitions.  For purposes of this Certificate of Designation, the following definitions shall apply:

1.1	"Board" shall mean the Board of Directors of the Company.

1.2	"Company" shall mean uKarma Corporation, a Nevada corporation.

1.3	"Common Stock" shall mean the Common Stock, $.001 par value per share, of the Company.

1.4	"Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5
"Distribution" shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock).

1.6           “Net Income” shall mean net income for the purposes of the preferred dividend shall mean the amount stated on the year end audited financial statement of the Company excluding any extraordinary items as determined by the board of directors.

1.7	"Original Issue Date" shall mean the date on which the first share of Series A Convertible Preferred Stock is issued by the Company.

1.8	"Original Number of Shares" shall mean 36,964,758 (as adjusted for any subsequent stock splits, stock dividends, combinations and the like.

1.9	"Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock, $.001 par value per share, of the Company.

2.	Dividend Rights

2.1           Dividend Provisions.  The holders of shares of Series A Preferred Stock (the “Shareholders” or “holder”) shall be entitled to accrue dividends based on the prior fiscal year’s Net Income.  Each share of Series A Preferred Stock shall accrue a dividend equal to ten percent (10%) of the Company’s Net Income divided by the number of shares of Series A Preferred Stock held by all holders but no less than the Original Number of Shares.

2.2           Common Stock Dividends.  No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Preferred Stock as set forth in Section 2.1.  Common stock dividends shall be declared pro rata on the Common Stock \according to the number of shares of Common Stock held by such holders.

2.3           Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.           Liquidation Rights. In the event of the liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock shall have a liquidation preference over holders of common stock and other shares junior to the Series A Preferred Stock equal to $2.00 per share subject to adjustment for any stock splits, stock dividends, combinations or recapitalizations of Series A Preferred Stock.

4.           Conversion Rights. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

4.1           Each share of Series A Preferred Stock shall be convertible into one (1) share of the Company’s Common Stock at any time at the option of the holder, subject to adjustment by Sections 4.3 and 4.4.  Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Company (using the form attached hereto as Exhibit “B”) at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately on the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

4.2           The Series A Preferred Stock shall automatically convert into shares of the Company’s Common Stock upon any of the following events: (i) the sale by the Company of all or substantially all of its assets; (ii) the consummation of a merger or a consolidation in which the Company is not the survivor; (iii) the sale or exchange of all or substantially all of the outstanding shares of the Company’s common stock (including by way of merger, consolidation, or other similar action) except in the case of (ii) or (iii), a transaction in which the current Company shareholders hold more than 50% of the outstanding voting securities in the successor company; or (iv) with and only with the Board of Directors’ of the Company written consent, any underwritten public offering by the Company of at least $10,000,000 in gross proceeds.

4.3      Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company, then in each such event, provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this section with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

4.4           Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere herein), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

4.5           Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.           No Redemption. The Series A Preferred Stock is not  redeemable.

6.           Notices.  Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.  The effective date of such Notice shall be deemed to be three (3) calendar days following mailing of such notice.  In the alternative, notices may be given via overnight delivery whereupon notice shall be deemed to be given as of the date of the actual receipt of such notice.

7.           Voting Provisions.    Each holder of shares of the Series A Preferred Stock shall be entitled to one (1) times the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted. Each holder of Series A Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation.  Each holder of Common Stock shall be entitled to one (l) vote for each share of Common Stock held.